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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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             Application for Withdrawal of Registration Statement

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                            EarthWatch Incorporated
            (Exact name of registrant as specified in its charter)


          Delaware                                      31-1420852
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                            EarthWatch Incorporated
                                1900 Pike Road
                           Longmont, Colorado 80501
         (Address of principal executive offices, including zip code)

                                (303) 682-3800
             (Registrant's telephone number, including area code)

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        Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned, having power of attorney under the Registration Statement on Form S-1 (the "Registration Statement"), File Number 333-46582, relating to 12-1/2% notes due 2005 (the "12-1/2% Notes") of EarthWatch Incorporated (the "Company"), being the agent for service of process named in the Registration Statement and being an authorized representative of the Company, hereby requests that the Registration Statement be withdrawn, effective immediately. In view of the 12-1/2% Notes being repurchased by the Company in their entirety on April 3, 2001, the Company no longer has a registration requirement.

                                  EARTHWATCH INCORPORATED
                                  (Registrant)

                                  By: /s/ Henry E. Dubois
                                     -------------------------------
                                     Henry E. Dubois
                                     Chief Financial Officer
                                     April 5, 2001

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